Exhibit 10.1

May 4, 2005

Mr. Steven J. Heyer
3565 Tuxedo Road NW
Atlanta, Georgia 30305

Dear Steve:

          Please refer to the Employment Agreement dated as of September 20, 2004 (“Employment Agreement”) between the undersigned Starwood Hotels & Resorts Worldwide, Inc. a Maryland corporation (“Company”) and Steven J. Heyer (“Executive”).

          Company and Executive hereby agree as follows:

          1. Paragraph 3.2(a) of the Employment Agreement is hereby amended in its entirety to read:

          “Annual Incentive Plan. During the Term, Executive also shall be eligible to receive cash incentive compensation (“Incentive Compensation” or “Bonus”) as follows: (i) the bonus payable to Executive with respect to 2004 shall be a pro rata portion (based on the number of days in 2004 after the Effective Date compared to 365) of $2,000,000, payable at such time and in such manner as if earned under the AIP (as defined below), and (ii) for each calendar year subsequent to 2004 during the Term, Executive shall participate in the Annual Incentive Plan for Certain Executives, or a successor or replacement plan (“AIP”) maintained by the Company for senior executive officers at a level which is not less than the maximum participation level made available to any Company senior executive excluding the Executive Chairman (determined without regard to period of service or similar criteria that might otherwise be necessary to entitle Executive to such level of participation); provided, however, that conditioned upon attainment of target performance measure requirements based on one or more performance measures set forth in the AIP, the target Bonus (“Target Bonus”) for each calendar year subsequent to 2004 during the Term for which Executive shall be eligible shall be $2,000,000 (partial years pro rated).”

          2. Paragraph 3.2(b)(v) of the Employment Agreement is hereby amended by changing “thirty (30) days” therein to “six (6) months”.

          3. This Amendment No. 1 is effective as of September 20, 2004 and applies to (and to the extent necessary, amends) all awards of restricted stock units heretofore or hereafter granted to pursuant to paragraph 3.2 of the Employment Agreement.

          Please signify your agreement to the foregoing by signing and returning an enclosed copy of this letter.

Yours very truly,

By:	/s/ Dave Norton

Name: Dave Norton
Title: Executive Vice President Human
Resources

Agreed to:

By:	/s/ Steven J. Heyer

Name: Steven J. Heyer